Hypothetical CS L/S Liquid Index (Net) DJCS L/S Index Annualized Return 8.79% 9.22% 1 Month 5.36% 5.09% 1 Year rolling 5.52% 5.58% 3 Year rolling (Annualized) -1.51% 0.40% 5 Year rolling (Annualized) 5.69% 5.70% 10 Year rolling (Annualized) 6.19% 5.42% YTD 4.91% 3.12% Annualized Volatility 11.15% 10.48% Sharpe Ratio 0.54 0.61 Cumulative Return 192.84% 207.88% Correlation to DJCS L/S Index 0.87 1.00 -50% 0% 50% 100% 150% 200% 250% Dec-97 Dec-99 Dec-01 Dec-03 Dec-05 Dec-07 Dec-09 Hypothetical CS L/S Liquid Index (Net) DJCS L/S Index Credit Suisse Long/Short Liquid Index (Net) ETN Sources: Credit Suisse Alternative Capital, Inc., Credit Suisse Hedge Index LLC, Bloomberg. All data was obtained from publicly available information, internally developed data and other third party sources believed to be reliable. Credit Suisse AG (“Credit Suisse”) has not sought to independently verify information obtained from public and third party sources and makes no representations or warranties as to accuracy, completeness or reliability of such information. Indexes are unmanaged, assume reinvestment of dividends or interest and do not reflect the deduction of fees and expenses. Investors cannot invest directly in an index. Past performance is not a guarantee or indicator of future results. Long/Short Equity Sector Focus . As of September 30, 2010, the Long/Short Equity sector represented 22.7% of the Dow Jones Credit Suisse Hedge Fund Index . Long/Short Equity is the strategy with the largest allocation in many investors’ hedge fund portfolios and as such, is the area where they can benefit most from the ability to create additional liquidity . Long/Short Equity is one of the most established and well understood hedge fund strategies with managers having similar investment universe and investment objectives Index Performance Characteristics (Including Hypothetical Performance) (Jan 1, 1998 – Sep 30, 2010) Transparency Liquidity Diversification Filed pursuant to Rule 433 Registration Statement No. 333-158199-10 October 20, 2010 The above chart represents the cumulative returns of the net version of the CS L/S Liquid Index compared to the performance of the DJCS L/S Index. The chart sets forth the hypothetical performance of the net version of the Index from January 1, 1998 through October 16, 2009 and actual historical performance of this version of the Index from October 17, 2009 through September 30, 2010. The hypothetical and actual historical data for the Index set forth below do not account for the postponement of rebalancing dates due to market disruption dates. Historical performance is not indicative of future performance. The net version of the CS L/S Liquid Index includes 0.5% p.a. of index calculation fees. Credit Suisse Long/Short Liquid Index Exchange Traded Notes (the “ETNs”) are senior, unsecured debt securities issued by Credit Suisse AG, acting through its Nassau Branch that are linked to the total return of a market index. Investors can trade the ETNs on an exchange at market price. The ETNs are designed to provide investors with the returns of the Long/Short Equity strategy represented by the Credit Suisse Long/Short Liquid Index (Net) (the “CS L/S Liquid Index” or the “Index”), an index which is calculated intraday and reflects the return of a dynamic basket of liquid, investable market factors selected and weighted in accordance with an algorithm that aims to correlate to the historical performance of the Dow Jones Credit Suisse Long/Short Equity Hedge Fund Index (the “DJCS L/S Index”). 0.50% Index Calculation Fee Credit Suisse Long/Short Liquid Index (Net)* Index February 19, 2010 Inception date 0.45% ETN Annual Investor Fee NYSE Arca Primary Exchange 22542D878 CUSIP CSLABLN Bloomberg index ticker CSLS.IV Intraday indicative value ticker CSLS Ticker Note Details * Index performance is reported net of a 0.50% index calculation fee

-0.4 -0.2 0 0.2 0.4 0.6 0.8 1 1.2 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 S&P 500 Russell 2000 MSCI EAFE NASDAQ 100 MSCI EM Russell 2000 Value Russell 2000 Growth High Price Momentum Low Price Momentum S&P Sectors Credit Suisse AG (“Credit Suisse”) has filed a registration statement (including underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering of securities. Before you invest, you should read the applicable pricing supplement, the Underlying Supplement dated June 24, 2010, the Prospectus Supplement dated March 25, 2009, and Prospectus dated March 25, 2009, to understand fully the terms of the notes and other considerations that are important in making a decision about investing in the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or dealer participating in an offering will arrange to send you the applicable term sheet, applicable underlying supplement, product supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037. Credit Suisse Long/Short Liquid Index Overview . The Credit Suisse Long/Short Liquid Index (Net) seeks to correlate to the historical performance of the Dow Jones Credit Suisse Long/Short Equity Hedge Fund Index by tracking the performance of non-hedge fund, transparent market measures . The algorithm determines the appropriate market factors and weightings employed by the Index and has been developed by an index committee taking into consideration extensive quantitative research . The Index is calculated by NYSE Arca, Inc. and benefits from objective and transparent rules-based construction Index Composition (Including Hypothetical Composition) (Jan 1, 1998 – September 30, 2010) The above chart shows the monthly factor exposures of the CS L/S Liquid Index aggregated to an annual summary level. The chart sets forth the hypothetical exposures of the net version of the Index from January 1, 1998 through October 16, 2009 and actual historical exposures of this version of the Index from October 17, 2009 through September 30, 2010. Bars represented above zero on the y-axis indicate a long exposure to those factors and bars below zero represent aggregate short exposure to the factors. Credit Suisse Long/Short Liquid Index ETN Risks . We have listed the ETNs on NYSE Arca under the symbol “CSLS”. If an active secondary market in the ETNs develops, we expect that investors will purchase and sell the ETNs primarily in this secondary market. We have no obligation to maintain this listing on NYSE Arca or any listing on any other exchange, and may delist the ETNs at any time. . Although the return on the ETNs will be based on the performance of the CS L/S Liquid Index, the payment of any amount due on the ETNs, including any payment at maturity, is subject to the credit risk of Credit Suisse. Investors are dependant on Credit Suisse’s ability to pay all amounts due on the ETNs, and therefore investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the market value of the ETNs prior to maturity. . While the CS L/S Liquid Index aims to replicate the performance of the DJCS L/S Index by tracking the performance of non-hedge fund, transparent market measures, the DJCS L/S Index tracks a variety of investments many of which are not transparent. . The performance of the CS L/S Liquid Index may not correlate with the performance of the DJCS L/S Index and there is no assurance that the strategy on which the Index is based will be successful. . Investments linked to the CS L/S Liquid Index are exposed to different fees which may negatively impact the return on such investments. . An investment in the ETNs involves significant risks. These risks are explained in more detail in the “Risk Factors” section of the applicable pricing supplement.